Execution Version EMPLOYMENT AGREEMENT THIS EMPLOYMENT AGREEMENT (this Agreement ) is made and entered into as of the 8th day of October 2025 Effective Date , by and between Willis Lease Finance Corporation, a Delaware corporation ( Employer or WLFC ), and Brian R. Hole ( Employee ). RECITALS WHEREAS, pursuant to an Employment Agreement originally entered into with Employee as of the 14th day of January 2016, as later amended and restated on the 2nd day of August 2022, and most recently as of the 8th day of October 2024 (the Prior Employment Agreement ), Employer has employed Employee as its President since April 1, 2016. WHEREAS, Employer desires that Employee continue to be employed by Employer in the position of Global Head of Managed Funds and Credit and with the compensation, amenities and other benefits set forth herein; periods, and (i) during the First Period (as defined herein), (A) if is terminated without Special Cause (as defined herein) or by Employee for Good Reason (as defined herein), the then Unvested Pre-Contract Stock (as defined herein) shall vest immediately upon such termination, and (B) if Employee resigns without Good Reason, the then Unvested Pre-Contract Stock shall be forfeited, (ii) during the Second Period (as defined herein), if (A) without Special Cause, the then Unvested Pre- Contract Stock shall vest immediately, or (B) by Employee for any reason, the then Unvested Pre-Contract Stock shall vest on the first anniversary of the such termination, subject to certain conditions set forth herein, (iii) during the First Period or the Second Period, if employment is terminated for any reason, then Employee will not receive any severance or vesting of Carried Interest (as defined herein), and (iv) Employee may receive severance and vesting of Carried Interest if termination occurs during the Third Period (as defined herein), in each case, subject to the terms and conditions of this Agreement; and WHEREAS, Employee acknowledges that he has had an opportunity to consider this Agreement and consult with independent advisors of his choosing with regard to the terms of this Agreement, and enters this Agreement voluntarily and with a full understanding of its terms. AGREEMENT NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises of the parties and the mutual benefits they will gain by the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows: 1. Employment. Employer hereby employs Employee and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth, as Global Head of Managed Funds and Credit of Employer. 2 2. Term. (a) The term of Employee s employment under this Agreement shall be indefinite, inclusive of three periods beginning on the Effective Date. The first period shall begin on the Effective Date and end on October 7, 2026 (the First Period ). The second period shall begin on October 8, 2026, and end on April 1, 2028 (the Second Period ). Thereafter, the term shall continue indefinitely until Employee s employment is terminated by either party in accordance with this Agreement (the Third Period ). The period between the Effective Date and the Termination Date (defined below) is the Employment Term . Each full twelve-month period Employee is employed by Employer shall be referred to herein as an Employment Year. 3. Duties. (a) Employee shall in good faith perform those duties and functions as are required by his position as outlined on Exhibit A. Broadly, his primary responsibilities will be to manage the discretionary capital funds where Employer, or its assignee, is the general partner, and his secondary responsibilities will be to assist with Employer s joint ventures and assets Employer manages but in which Employer does not have a direct ownership interest. Notwithstanding the foregoing or any other provision in this Agreement, Employer shall have the right to modify from time to time the title and duties assigned to Employee so long as such title and duties are consistent with the usual and customary expectations of the type of position and function of Employee as Global Head of Managed Funds and Credit. (b) Employee agrees to serve Employer faithfully and to the best of his ability; to devote his full time and attention, with undivided loyalty, during normal business hours to the business and affairs of Employer, except during reasonable vacation periods and periods of illness and incapacity; and to perform such duties as Employer s CEO or his or her designate(s) may assign, such duties to be of a character and dignity appropriate to the position of Global Head of Managed Funds and Credit. Employee shall not engage in any other business or job activity during the Employment Term without Employer s prior written consent. Notwithstanding the foregoing, Employee may engage in civic and not-for-profit activities so long as such activities do not materially interfere with Employee s performance of his duties hereunder. 4. Compensation. Employer agrees to provide as compensation to Employee the following salary, incentive, and benefits in exchange for the services described in Section 3 of this Agreement: (a) Base Salary. Employer agrees to pay to Employee during the Employment Term an annual base salary in the amount of Six Hundred Ninety-Six Thousand, Eight Hundred Ninety-one US Dollars and Fifty-six Cents ($696,891.56) per Employment Year less payroll deductions and all required withholdings, or such higher amount as the CEO shall from time to time determine (the Base Salary ). Employee s Base Salary shall be paid not less frequently than semi-monthly in accordance with Employer s usual payroll practices. The CEO will review Employee s Base Salary no less than once annually and shall have sole discretion to increase or decrease the Base Salary; provided that Employee s Base Salary may only be decreased in 3 connection with a material reduction in the fees being generated by the Funds (as defined below) and, provided further, that year following the Effective Date. (b) Incentive Compensation. In addition to Employee s Base Salary, Employee shall participate in and, to the extent earned or otherwise payable thereunder, receive periodic incentive cash bonuses pursuant to any incentive plans currently maintained or hereafter established by Employer and applicable to an employee of Employee s position. Employee s entitlement to incentive bonuses shall be determined by the CEO in good faith based upon the extent to which Employee s individual performance objectives and Employer s performance objectives were achieved during the applicable bonus period. Beginning January 1, 2026, Employee shall be eligible to earn a target bonus up to ninety percent (90%) of the Base Salary, fifty percent (50%) of which shall be based on Fund-related metrics or criteria, assigned by the CEO in consultation with Employee, and fifty percent (50%) of which shall be based on other metrics or criteria that the CEO reasonably determines. For the avoidance of doubt, notwithstanding this Agreement, Employer shall pay Employee a cash bonus pursuant to the Prior Employment Agreement calculated and payable without modification or amendment due to the terms of this Agreement 2025 Bonus . The 2025 Bonus for performance year 2025, payable in March 2026, will be calculated and paid pursuant to the Prior Employment Agreement and bonus plan under which the 2025 Bonus was granted (as approved by the Compensation Committee prior to the Effective Date) and will be calculated and paid in the same manner and at the same time as it is to all of Employer s senior executives. After 2025, Employee shall not participate in the bonus plan participate. (c) Carried Interest. Employee shall receive an initial grant equal to (i) twenty percent (20%) of the carried interest pool with respect to Willis Asset Finance Fund I LP (the LMI Fund and (ii) five percent (5%) of the carried interest pool with respect to the first fund where Blackstone (or an affiliate) is the anchor investor or a limited partner and has a leasing BX Fund, Funds (collectively, the Carried Interest ); provided that such Carried Interest shall not be subject to dilution solely in respect of the LMI Fund and the BX Fund and is subject to dilution in respect of any subsequent and other funds. The Carried Interest shall be subject to the vesting schedule set forth on Exhibit B. Employer and Employee shall discuss in good faith Employee s entitlement to carried interest in funds other than the Funds. Employee shall manage future funds with similar strategies to the Funds; provided that the terms and conditions of his carried interest (excluding dilution) and capital commitment are equivalent to or better than the Funds described herein. Should Employer offer terms of carried interest and capital commitments in a future fund equivalent or better than the Funds, and Employee and Employer fail to agree to terms for managing such future funds, Employer may hire an alternative manager with a similar title to that of Employee to manage such future funds, and this shall not constitute Good Reason for purposes of determining whether there has been a diminution of duties or responsibilities. In addition, Employee shall be required to enter into customary undertaking to restore distributions to each Fund to the extent that he received cumulative Carried Interest distributions in excess of amounts otherwise distributable to the applicable general partner applied on an aggregate basis for such Employee covering all transactions of such Fund, to the extent other employees receiving carried interest are required to enter into such undertaking. 4 (d) Capital Commitment. During the Employment Term, Employee shall have the right to invest in the Funds managed by Employer (or an Affiliate) as specified on Exhibit C and subject to the terms and conditions thereof. (e) Professional Associations. Employer agrees to pay the fees associated with Employee s membership in professional associations and costs associated with executive management/leadership courses pertinent to his employment. (f) Continued Vesting of Unvested Pre-Contract Stock. Employee shall continue to vest in his restricted stock awards in respect of Employer common stock that remain unvested as of the Effective Date and as scheduled on Exhibit D (the Unvested Pre-Contract Stock ) subject only to the terms of this Agreement. 5. Benefits and Perquisites. (a) Benefits. Employer shall provide Employee such employment benefits, equipment and support as are generally available to executive officers of Employer, including without limitation reimbursement of reasonable expenses incurred in performing his duties under this Agreement (including, but not limited to, expenses for entertainment, long-distance telephone calls, lodging, meals, transportation and travel), coverage under medical, dental, long- term disability and group life insurance plans, and rights and benefits for which Employee is eligible under Employer s 401(k) and employee stock purchase plans. In addition, Employer will cover reasonable non-health insured costs associated with Employee s participation in a reputable executive health program. Employer will also endeavor to provide Employee with an individual long-term disability plan. Procurement of such disability coverage, however, will be subject to evidence of insurability and underwriting approval. (b) Vacation and Sick Pay. Employee shall be eligible for vacation and sick leave in accordance with the policies of Employer in effect from time to time during the Employment Term. Employee shall be entitled to a period of annual vacation time equal to four (4) weeks during each Employment Year, to accrue pro rata during the course of the Employment Term. All accrued vacation shall be paid to Employee in a lump sum payment on the Termination Date. (c) Company Car. Employee shall be entitled to the use of an Employer- provided automobile comparable to that being provided to Employee as of the Effective Date. (d) Perquisites. During the Employment Term, Employer shall reimburse Employee for the cost of membership in one country club of his choice following the same practices as the parties have followed prior to the Effective Date. 6. Termination. The date on which Employee s employment by Employer ceases, under any of the following circumstances described in this Section 6 or Section 7 below, shall be defined herein as the Termination Date. The employment of Employee may be terminated by Employer, with or without cause or justification, subject to the following: (a) Termination During the First Period. If Employee s employment is terminated by Employer for any reason other than Special Cause (as defined below) or by

5 Employee for Good Reason (as defined below) during the First Period, the then Unvested Pre- Contract Stock shall vest immediately as of the Termination Date to Employee otherwise shall be limited to payment of any unpaid base salary, any accrued annual incentive compensation, any vested but undistributed stock to which Employee is entitled Accrued Benefits . If Employee terminates his employment during the First Period for any reason other than Good Reason, Employer s total liability to Employee shall be limited to the Accrued Benefits, and Employee shall not be entitled to any further compensation or benefits provided under this Agreement, including, without limitation, any severance payments or Carried Interest and Employee shall forfeit any then Unvested Pre-Contract Stock. Special Cause exists only if Employee is convicted of, or found liable for, (x) generally, a first-degree felony, or, (y) specifically, fraud against Employer, in each case, by a court of competent jurisdiction and the conviction or judgment is no longer appealable. For the avoidance of doubt, Employee shall not be entitled to any Carried Interest or severance terminated for any reason during the First Period. (b) Termination During the Second Period. If Employee terminated by Employer for any reason other than Special Cause or by Employee for any reason during the Second Period, the then Unvested Pre-Contract Stock shall not be forfeited and instead shall vest either (aa) immediately, if Employee is terminated for any reason other than Special Cause or (bb) if Employee terminates his employment for any reason, on the first anniversary of the Termination Date (the time between the Termination Date and the first anniversary of the Termination Date is the Vesting Period ); provided that (a) Employee does not Compete with Employer and (b) does not breach this Agreement in a manner that would amount to Special Cause, in each case, during the Vesting Period. Compete shall mean Employee directly or indirectly, (i) engages in any capacity with any business competitive with or any person or entity other than Employer or any subsidiary or Affiliate (as defined below); (ii) has an interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, emp Business; (iii) develops any property for use in the Company Competitive Business defined as soliciting or marketing to investors (including limited partners in Funds), airlines, lessors, OEMs, MROs or other customers as of the Termination Date with the intent to Compete; provided, however, that Employee may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity listed on any national securities exchange or regularly traded in the over- the-counter market notwithstanding the fact that such person or entity is engaged in a business competitiv Business. Within a reasonable period after learning that Employee allegedly engaged in Competitive Business, Employer shall provide written notice of the same to Employee setting forth, in reasonable detail, the specific facts Employer believes amount to unpermitted competition under this paragraph. For clarity, this paragraph shall have no force or effect (A) Date after the end of the Second Period other than (x) a termination by Employer without Special Cause or (y) a resignation by 6 Employee, in each case during the Second Period, provided this sentence shall not be construed paragraph that occurred during the Vesting Period applicable provisions in this Agreement, including Section 10. Except as stated in this Section 6(b) with respect to the Unvested Pre-Contract Stock, if Employer terminates Employee for any reason other than Special Cause or Employee terminates his employment for any reason during the Second Period, Employer total liability to Employee otherwise shall be limited to payment of the Accrued Benefits, and Employee shall not be entitled to any further compensation or benefits provided under this Agreement, including, without limitation, any severance payments or Carried Interest. For the avoidance of doubt, Employee shall not be entitled to any Carried Interest or severance employment is terminated for any reason during the Second Period. (c) Termination for Cause during the Third Period employment is terminated by Employer for Cause (as defined below) during the Third Period, Employee shall not be entitled to any further compensation or benefits provided under this Agreement, including, without limitation, any severance payments or Carried Interest. Cause gross misdemeanor charges brought in any court of competent jurisdiction; (2) any fraud, misrepresentation or gross misconduct by Employee against Employer or its Affiliates; (3) Global Head of Managed Funds and Credit; or provided that, with respect to matters in (2), (3), and advance written notice to Employee setting forth, in reasonable detail, the specific facts such that Employee has reasonable opportunity to cure, to the extent curable. Cause shall not exist if Employee cures the act or event during the thirty (30)-day notice period. (d) Termination Without Cause during the Third Period. If Employee s employment is terminated by Employer during the Third Period without Cause, Employer will provide not less than six (6) months notice of termination or an amount equal to six (6) months of Employee s Base Salary in lieu of notice plus the severance payments and Carried Interest described in Section 7 below. (e) Termination for Good Reason during the Third Period. If Employee terminates his employment for Good Reason, Employer will pay Employee severance, which is described in Section 7 below. Good Reason means Employee s voluntary termination following: (i) a reduction in compensation which is not in accordance with Section 4(a) above; (ii) a reduction in material benefits Employee the 2025 Bonus in accordance with Section 4(b), vest the Unvested Pre-Contract Stock in accordance with the terms of this Agreement; (iii) a material reduction in Employee s position, title, duties and status; (iv) requiring Employee to work at a location more than twenty-five (25) road miles from the location of Employee s home; or (v) any willful and material breach by Employer of its obligations under this Agreement. Notwithstanding the foregoing, Good Reason shall not exist unless Employee gives 7 Employer written notice of the condition within ninety (90) days after the condition or conditions become Good Reason and Employer fails to remedy the condition within thirty (30) days after receiving Employee s written notice. 7. Severance. Severance payable in accordance with this Agreement shall be paid as follows: (a) Amount. In the event severance is payable hereunder, such severance shall be in an amount equal to: (i) one (1) times Employee s annual Base Salary at the time of termination, plus (ii) any unpaid Base Salary and any annual incentive compensation to which Employee is entitled as of the Termination Date, and accrued vacation and sick pay, plus (iii) vesting of unvested Carried Interest pursuant to the schedule set forth on Exhibit B, plus (iv) an amount equal to the average of the largest and smallest of the last three (3) annual incentive bonuses Employee received from Employer prior to termination; provided that, to the extent there are only two (2) completed annual incentive bonus cycles between the Effective Date and the Termination Date, such amount shall instead be equal to the average of the largest and smallest of the last two (2) annual incentive bonuses Employee received from Employer prior to termination, plus (v) continued coverage under all group benefit plans (e.g., medical, dental and vision) for a period of eighteen (18) months following the Termination Date at the same cost to Employee as prior to the Termination Date. If Employer is unable to provide this continuing coverage, Employer shall pay for or reimburse Employee for the cost of obtaining any missing coverage. (b) Payment. All cash components of the above-described severance payments shall be paid in a lump sum within thirty (30) days of the Termination Date unless otherwise specified; provided that, payments of Carried Interest shall be made pursuant to the applicable agreement(s) governing the grant thereof; provided further, that only to the extent required by Section 409A of the Code (defined below), such payments shall be made in a lump sum six months after the Termination Date. (c) Limitation on Payments. If any payment or benefit Employee would receive from Employer or otherwise ( Payment ) would (i) constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the Code ), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the Excise Tax ), then such Payment shall be reduced to the Reduced Amount. The Reduced Amount shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable 8 federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Employee elects in writing a different order (provided, however, that such election shall be subject to Employer approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of stock awards unless Employee elects in writing a different order for cancellation. The accounting firm engaged by Employer for general audit purposes as of the day prior to the effective date of the event that triggers the Payment shall perform the foregoing calculations. If the accounting firm so engaged by Employer is serving as accountant or auditor for the individual, entity or group effecting the change in ownership as described in Section 280G(b)(2)(A)(i) of the Code, Employer shall appoint a nationally recognized accounting firm to make the determinations required hereunder. Employer shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Employer and Employee within fifteen (15) calendar days after the date on which Employee s right to a Payment is triggered (if requested at that time by Employer or Employee) or such other time as requested by Employer or Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employer and Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Employer and Employee. 8. Benefits upon Termination. Except as otherwise expressly provided by this Agreement and without limiting any rights granted to Employee hereunder, all insurance benefits provided under Section 5 of this Agreement shall be extended, at Employee s election and cost, to the extent permitted by Employer s insurance policies and benefit plans, for one (1) year after Employee s Termination Date, except (a) as required by law (e.g., COBRA health insurance continuation election) or (b) in the event of a termination for Cause or a voluntary termination without Good Reason. 9. Death/Disability. (a) In the event (during the Employment Term) of Employee s death, (i) this Agreement shall terminate, (ii) Employer shall pay to Employee s estate or heirs any unpaid base salary and any annual incentive compensation to which Employee may be entitled as of the Termination Date, and (iii) Employee s estate and heirs shall not be entitled to any severance payments hereunder. In addition, the then Unvested Pre-Contract Stock and Carried Interest scheduled to vest following the date of Employee s death shall vest in full immediately upon

9 Employee s death. Employee s estate shall have the right to receive or exercise such grants or options for the shorter of (x) two (2) years from the date of death, and (y) the term of the grant or option. (b) In the event (during the Employment Term) of Employee s long-term disability and the passing of the Elimination Period (each as defined in Employee s Group Disability Plan), (i) this Agreement shall terminate, (ii) Employer shall pay to Employee any unpaid base salary and any annual incentive compensation to which Employee is entitled as of the Termination Date, and (iii) Employee shall not be entitled to any severance payments hereunder. In addition, the then Unvested Pre-Contract Stock and Carried Interest scheduled to vest after the date of Employee s disability shall vest in full immediately upon the Termination Date. Employee shall have the right to receive or exercise such grants or options for the shorter of (x) two (2) years from the date of disability, and (y) the term of the grant or option. 10. Maintenance of Confidentiality, Duty of Loyalty and Restrictive Covenants. (a) General. Employee acknowledges that, pursuant to his employment with Employer, he will necessarily have access to trade secrets and information that is confidential and proprietary to Employer in connection with the performance of his duties. In consideration for the disclosure to Employee of, and the grant to Employee of access to such valuable and confidential information and in consideration of his employment, Employee shall comply in all respects with the provisions of this Section 10. (b) Nondisclosure. Subject to Section 10(f), during the Employment Term and for a period of three (3) years thereafter, Confidential and Proprietary Information of Employer of which Employee gains knowledge during the Employment Term shall be used by Employee only for the benefit of Employer in connection with Employee s performance of his employment duties, and Employee shall not, and shall not allow any other person that gains access to such information in any manner to, without the prior written consent of Employer, disclose, communicate, divulge or otherwise make available, or use, any such information, other than for the immediate benefit of Employer. For purposes of this Agreement, the term Confidential and Proprietary Information means information not generally known to the public and which is proprietary to Employer and relates to Employer's existing or reasonably foreseeable Business or operations, including but not limited to trade secrets, business plans, advertising or public relations strategies, financial information, budgets, personnel information, customer information and lists, and information pertaining to research, development, manufacturing, engineering, processing, product designs (whether or not patented or patentable), purchasing and licensing, and which may be embodied in reports or other writings or in blue prints or in other tangible forms such as equipment and models. Employee will refrain from any acts or omissions that would jeopardize the confidentiality or reduce the value of any Employer Confidential and Proprietary Information. Employee acknowledges and agrees that he does not have any right of (c) Covenant of Loyalty. During the Employment Term, Employee shall not, on his own account or as an employee, agent, promoter, consultant, partner, officer, director, or as a more than one percent (1%) shareholder of any other person, firm, entity, partnership or corporation, own, operate, lease, franchise, conduct, engage in, be connected with, have any 10 interest in, or assist any person or entity engaged in any in the continental United States that is in any way competitive with or similar to the that is conducted by Employer or is in the same general field or industry as Employer. Without limiting the generality of the foregoing, Employee does hereby covenant that he will not, during the Employment Term: (i) solicit, accept or receive any compensation from any customer, investor or prospective investor of Employer or any competitive to that of Employer; or (ii) contact, solicit or call upon any customer, supplier, investor or prospective investor of Employer on behalf of any person or entity other than Employer for the purpose of selling, providing or performing any services of the type normally provided or performed by Employer; or (iii) induce or attempt to induce any person or entity to curtail or cancel any or contracts which such person or entity has with Employer; or (iv) induce or attempt to induce any person or entity to terminate, cancel or breach any contract which such person or entity has with Employer, or receive or accept any benefits from such termination, cancellation or breach. (d) Non-Solicitation. During the Employment Term and for a period of two (2) years thereafter, Employee agrees not to interfere with the or the business of any Affiliate of Employer by directly or indirectly soliciting, attempting to solicit, inducing or otherwise causing any employee of Employer or any Affiliate of Employer to terminate his or her employment with Employer in order to become an employee, consultant or independent contractor to or for any other person or entity. (e) Non-Competition. During the Employment Term and for a period of one (1) year thereafter, Employee agrees not to Compete with Employer. (f) Permitted Disclosures. Nothing herein will prohibit or restrict Employee from lawfully (1) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation Governmental Authorities ii) responding to any inquiry or legal process from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule or regulation. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to Employee s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a 11 lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization from Employer or any of its subsidiaries or Affiliates, or any other person or entity before engaging in any conduct described in this paragraph, or to notify Employer or any of its subsidiaries or Affiliates that Employee has engaged in any such conduct. Nothing herein prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Nothing in this Agreement shall interfere with or impede Employee s rights under section 7 of the National Labor Relations Act, including the right to engage in concerted activity (if applicable). (g) Injunctive Relief. Employee expressly agrees that the covenants set forth in this Section 10 are reasonable and necessary to protect Employer and its legitimate business interests, and to prevent the unauthorized dissemination of Confidential and Proprietary Information to competitors of Employer. Employee also agrees that Employer will be irreparably harmed and that damages alone cannot adequately compensate Employer if there is a violation of this Section 10 by Employee, and that injunctive relief against Employee is essential for the protection of Employer. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, Employer shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys fees actually incurred in seeking such relief. Furthermore, Employee agrees that Employer shall not be required to post a bond or other collateral security with the court if Employer seeks injunctive relief. To the extent any provision of this Section 10 is deemed unenforceable by virtue of its scope or limitation, Employee and Employer agree that the scope and limitation provisions shall nevertheless be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction where enforcement is sought. 11. Affiliate. Affiliate means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned person. 12. Notices. Any notice which either party may wish or be required to give to the other party pursuant to this Agreement shall be in writing and shall be either personally served or deposited in the United States mail, registered or certified, and with proper postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to Employer in writing. In the case of Employer, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Executive Chairman or the CEO. Notice given by personal service shall be deemed effective upon service. Notice given by registered or certified mail shall be deemed effective three (3) days after deposit in the mail. 13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, and their successors and assigns. As used in this Agreement, the term successor shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase, consolidation, or otherwise, acquired all or substantially all of the assets or business of Employer. This Agreement shall be deemed to be willfully breached by Employer if any such successor does not absolutely and unconditionally assume all of Employer s obligations under this Agreement and agree expressly 12 to perform the obligations in the same manner and to the same extent as Employer would be required to perform such obligations in the absence of the succession. Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of Employer, which shall not be unreasonably withheld. 14. Entire Agreement. This Agreement and the applicable agreement(s) governing the grant of Carried Interest contain the entire agreement of the parties and supersede and replace all prior agreements (including, for the avoidance of doubt, the Prior Employment Agreement) and understandings between the parties relating to the subject matter hereof. Notwithstanding the foregoing, any obligations of Employer that have arisen but not been performed as of the Effective Date, such as payment of the 2025 Bonus and continued vesting of the Unvested Pre- Contract Stock, shall remain in full force and effect. In addition, Employee disclaims and waives any claim of Good Reason under the Prior Employment Agreement. 15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (without reference to choice or conflict of laws) of the State of Florida. 16. Arbitration. Employer and Employee agree that, to the extent permitted by law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims between Employee and Employer, except disputes concerning the use or disclosure of trade secrets, proprietary and/or confidential information, or otherwise arising under Section 10 hereof, shall be determined exclusively by final and binding arbitration in the County of Palm Beach, Florida, in accordance with the employment rules of the American Arbitration Association then in effect. The controversy or claim shall be submitted to three (3) arbitrators, one (1) of whom shall be chosen by Employer, one (1) of whom shall be chosen by Employee, and the third of whom shall be chosen by the two (2) arbitrators so selected. The party desiring arbitration shall give written notice to the other party of its desire to arbitrate the particular matter in question, naming the arbitrator selected by it. If the other party shall fail within a period of fifteen (15) days after such notice shall have been given to reply in writing naming the arbitrator selected by it, then the party not in default may apply to the American Arbitration Association for the appointment of the second arbitrator. If the two (2) arbitrators chosen as above shall fail within fifteen (15) days after their selection to agree upon a third arbitrator, then either party may apply to the American Arbitration Association for the appointment of an arbitrator to fill the place so remaining vacant. Employer shall pay the fees of the arbitrators so selected. The decision of any two (2) of the arbitrators shall be final and binding upon the parties hereto and shall be delivered in writing signed in triplicate by the concurring arbitrators to each of the parties hereto. The parties agree that both parties will be allowed to engage in adequate discovery consistent with the nature of the claims in dispute. The arbitrators shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrators shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrators deem appropriate. The arbitrators also shall have discretion to award the prevailing party reasonable costs and attorneys fees incurred in bringing or defending an action under this Section 16, as permitted by applicable law. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.

Docusign Envelope ID: D922860E-5405-4CDB-867D-EC5BEE1DB28C

Nothing in this Section 16 shall limit Employer's ability to seek injunctive relief for any violation of Employee's obligations concerning nondisclosure, loyalty and non-solicitation as set forth in Section 10 hereof. Any such injunctive relief proceeding shall be without prejudice to any rights Employer or Employee may have under this Agreement to obtain relief in arbitration with respect to such matters.

17. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

18. Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each party hereto. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

19. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

20. Section Headings. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

"Employer"

WILLIS LEASE FINANCE CORPORATION

By: /s/ Austin C. Willis
Austin C. Willis
CEO

"Employee"

By: /s/ Brian R. Hole
Brian R. Hole

[*Signature Page to Employment Agreement*]

Docusign Envelope ID: D922860E-5405-4CDB-867D-EC5BEE1DB28C

EXHIBIT A

Job Description

Employee's primary responsibilities will be to manage the discretionary capital funds where WLFC, or its assignee, is the general partner. His secondary responsibilities will be to manage a WLFC senior leader who is responsible for managing WLFC's joint ventures and assets being managed by WLFC where WLFC does not have a direct ownership interest. Beginning on the Effective Date, Employee will support the transition from his role as President of WLFC to Global Head of Managed Funds and Credit. Beginning January 1, 2026, Employee will be the senior most employee of WLFC managing third-party capital, reporting to the CEO.

Employee's chief goals are:

1. Balancing Employee's obligations to the Funds with maximization of profits to WLFC using the tools within Employee's control (this is the most important);
2. Maximizing the ROE on investments into Funds and WLFC joint ventures;
3. Maximizing fee revenue, including carried interest, received by WLFC from the Funds; and
4. Maximizing net fees received by WLFC from the Funds, joint ventures, and managed assets, net fees defined as total fees received minus incremental expenses wages and salaries required to manage WLFC from the Funds, joint ventures, and managed assets.

Employees responsibilities include:

1. Help develop the third-party capital management strategy with the CEO and execute the strategy;
2. Manage the activities of the Funds, and subsequent funds with similar strategies, reporting to WLFC as required by WLFC's CEO;
3. Balance the needs of and manage the relationships among the Funds, joint ventures, and WLFC;
4. Build and manage teams and infrastructure necessary to carry out the investment strategies of the Funds, minimizing incremental expense by leveraging existing infrastructure where practical;
5. Manage a team necessary to carry out the strategy, to include a senior level person whose primary responsibility will be to manage the joint ventures and managed assets where WLFC doesn't have a direct ownership stake;
6. Develop, support and mentor other WLFC employees as necessary to support succession and to avoid "key man" type concerns that may negatively impact the funds or limit WLFC's ability to raise future funds;
7. Work to achieve annual goals set by the CEO in consultation with Employee, which may include but are not limited to: fund and joint venture return on equity, capital / asset deployment, fee related revenue and earnings, yield. utilization, and raising successor funds and establishing new joint ventures;

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Docusign Envelope ID: D922860E-5405-4CDB-867D-EC5BEE1DB28C

8. Manage asset allocation and lease opportunities, collaboratively with the CEO, between the Funds, joint ventures, and WLFC, and serve on WLFC's investment committee as required by the CEO; and
9. Serve as a member of the board of directors of the Funds and/or joint ventures (where appropriate).

Employee and the CEO will annually review the bonus plan and incentives for the people reporting to Employee and those that contribute to or influence the Funds to ensure retention and motivation is maintained while balancing an appropriate overall cost relative to the fees and carried interest. This includes both allocation of carried interest to employees as well as annual bonus, where applicable. Employee and the CEO will endeavor to maximize the carried interest kept by WLFC and its shareholders, while properly motivating and retaining the necessary individuals to carry out the strategy. Employee and the CEO anticipate up to 40% of the carried interest in the LMI Fund may be allocated to employees of WLFC (including Employee); however, the CEO has the right to adjust this as necessary. For the avoidance of doubt, the CEO will not have the ability to adjust carried interest allocations in Employee's or other employee's employment agreements.

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EXHIBIT B

Vesting and Carried Interest

If the Termination Date falls within the Third Period, or no termination occurs, Employee's carried interest with respect to the Funds as set forth in the Agreement will be subject to, and vest on, the vesting schedules below; *provided* that, if following the Termination Date, Employee violates any restrictive covenants to which Employee is subject, including, without limitation, the restrictive covenants set forth in Section 10 of the Agreement, Employee will forfeit any entitlement that Employee may have to carried interest, including the vested portion thereof.

For the avoidance of doubt, if the Termination Date occurs prior to the commencement of the Third Period, Employee shall not be eligible to receive any carried interest or portion thereof.

Date	**Cumulative Amount of Carried Interest Percentage That Is Vested in Carried Interest Proceeds upon Withdrawal or Termination**
Final closing of each Fund (for each Fund, the "**Fund Effective Date**")	0%
The first anniversary of the Fund Effective Date	20%
The second anniversary of the Fund Effective Date	40%
The third anniversary of the Fund Effective Date	60%
The fourth anniversary of the Fund Effective Date	75%
The fifth anniversary of the Fund Effective Date	90%
Full Exit Date	100%

"**Full Exit Date**" means the date upon which WLFC determines that substantially all of the proceeds, if any, from any investment have been received by the LMI Fund or the BX Fund either in cash or in-kind; *provided* that Employee is employed by WLFC on the Full Exit Date.

In the event of Employee's departure, unless Employee's employment is terminated by Employer for Cause or by Employee without Good Reason, Employee will vest in the amount of unvested Carried Interest that would have vested on the next scheduled vesting date following Employee's Termination Date.

Vesting payments are made as carried interest is realized by the sponsor.

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EXHIBIT C

Capital Commitment

The terms and conditions below are illustrative and are subject to change to conform with the definitive terms of the corporate vehicle.

During the Employment Term, Employee may invest in the Funds and future funds managed by Employer (or an Affiliate) on commercially reasonable terms and in or through a structure designated by Employer for an Affiliate, to the extent other employees of Employer invest through such structure.

If Employee's employment is terminated, Employer shall have the option to (i) redeem Employee's Capital Commitments made pursuant to Section 4(d) of the Agreement at a fair market value mutually agreed upon between Employee and Employer, (ii) leave existing Capital Commitments in place but assume Employee's future capital commitments or (iii) leave existing Capital Commitments in place and Employee will continue to be responsible for future capital commitments. Employer shall notify Employee in writing of its election from the foregoing three (3) options by the earlier of (A) fifteen (15) days from the Termination Date or (B) ten (10) days prior to the next capital call Employee would be responsible to fulfill. If the parties cannot agree on fair market value, Employer shall elect from options (y) or (z), above.

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EXHIBIT D

Unvested Pre-Contract Stock

Grant #	Grant Date	Vest Date	Unvested Qty
930	4/1/23	4/1/26	4,666
974	4/1/24	4/1/26	14,250
973	4/1/24	4/1/26	5,067
		4/1/27	5,066
1024	1/2/25	1/2/26	1,698
		1/2/27	1,697
		1/2/28	1,697
1148	1/2/25	1/2/26	425*
		1/2/27	424*
		1/2/28	424*
1147	1/2/25	1/2/26	849*
		1/2/27	849*
		1/2/28	848*
1146	1/2/25	1/2/26	1,273*
		1/2/27	1,273*
		1/2/28	1,273*
1121	4/1/25	4/1/26	7,125
		4/1/27	7,125
1120	4/1/25	4/1/26	7,125
		4/1/27	7,125
1119	4/1/25	4/1/26	5,067
		4/1/27	5,067
		4/1/28	5,066
Total Unvested as of 10/8/25			**85,479**

* These are performance shares and the final number of vested shares may be higher or lower than what is reflected in this table based upon WLFC's performance in 2025.

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